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                                                                   EXHIBIT 3-(j)

      PARTNERSHIP UNIT DESIGNATION OF SERIES B CONVERTIBLE PREFERRED UNITS

                  The following is a statement of the designations, qualifications, special or relative rights and privileges of the Series B Convertible Preferred Units of Keystone Operating Partnership, L.P. (the "PARTNERSHIP"). Capitalized terms used but not otherwise defined in this Partnership Unit Designation shall have the same meanings ascribed to them in the Partnership's Amended and Restated Agreement of Limited Partnership, dated as of December 12, 1997, and any amendments thereto (collectively, the "PARTNERSHIP AGREEMENT").

1. DESIGNATION AND NUMBER. The designation for the class of Preferred Units authorized by this Partnership Unit Designation shall be Series B Convertible Preferred Units (the "SERIES B PREFERRED UNITS"). The number of Series B Preferred Units shall be 300,000, which number may be decreased (but not below the number thereof then outstanding) from time to time by the General Partner.

2. RANK. For the purposes of this Partnership Unit Designation, any class or classes of Partnership Units in the Partnership shall be deemed to rank:

         (A) prior to the Series B Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, if the holders of Partnership Units of such class or classes shall be entitled by the terms thereof to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Series B Preferred Units;

         (B) on a parity with the Series B Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, whether or not the distribution payment dates, or redemption or liquidation prices per Partnership Unit thereof, be different from those of the Series B Preferred Units, if the holders of Partnership Units of such class or classes shall be entitled by the terms thereof to the receipt of distributions or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective distribution rates or liquidation prices, without preference or priority of one over the other as between the holders of such Partnership Units and the holders of Series B Preferred Units (the term "PARITY PREFERRED UNITS" being used to refer to any Partnership Unit on a parity with the Series B Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, as the context may require, and shall include the Series A Convertible Preferred Units of the Operating Partnership); and

         (C) junior to Series B Preferred Units, either as to distributions or upon liquidation, dissolution or winding up, or both, if such class shall be OP Units or any other common Partnership Units (the "JUNIOR UNITS") or if the holders of the Series B Preferred Units shall be entitled to the receipt of distributions or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of Partnership Units of such class or classes.

3. DISTRIBUTIONS. Commencing on the date on which the Series B Preferred Units are first issued (the "ISSUE DATE"), holders of Series B Preferred Units will be entitled to receive, out of Net Operating Cash Flow, cash distributions at the rate of 9.00% per annum, which shall equal $2.25 per outstanding Series B Preferred Unit, until the day which is 12 months after the Issue Date (the

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"FIRST ANNIVERSARY"). From and after the First Anniversary, holders of Series B
Preferred Units will be entitled to receive, out of Net Operating Cash Flow, cash distributions at the rate of 9.50% per annum, which shall equal $2.375 per outstanding Series B Preferred Unit. Distributions on the Series B Preferred Units will be cumulative from the Issue Date, whether or not in any distribution period or periods there shall be funds of the Partnership available for the payment of such distributions, and will be payable on the last calendar day of March, June, September and December, in each year (each, a "DISTRIBUTION PAYMENT DATE"). Distributions will be payable, in arrears, to holders of record of Series B Preferred Units as they appear on the books of the Partnership on each record date, which shall be not more than 45 days preceding the applicable Guaranteed Payment Date, as shall be fixed by the General Partner. The amount of distributions payable for the initial distribution period or any period shorter or longer than a full distribution period shall be calculated on the basis of twelve 30-day months and a 360-day year. No distributions may be declared or paid or set apart for payment on any Parity Preferred Units with regard to the payment of distributions unless there shall also be or have been declared and paid or set apart for payment on the Series B Preferred Units like distributions for all distribution payment periods of the Series B Preferred Units ending on or before the distribution payment date of such Parity Preferred Units, ratably in the proportion to the respective amounts of distributions accumulated and unpaid or payable on the Series B Preferred Units and such Parity Preferred Units. Except as set forth in the preceding sentence, unless full cumulative distributions on the Series B Preferred Units have been paid, no distributions may be paid or declared and set aside for payment or other distribution made upon any Junior Units or Parity Preferred Units as to distributions, nor any Junior Units or any Parity Preferred Units as to distributions may be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any Junior Units or other interests in the Partnership); PROVIDED, HOWEVER, that any moneys therefor deposited in any sinking fund with respect to any Preferred Unit of the Partnership in compliance with the provision of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Unit of the Partnership in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative distributions upon Series B Preferred Units outstanding to the last Distribution Payment Date shall have been paid or declared and set apart for payment) by the Partnership; PROVIDED that any such Junior Units or Parity Preferred Units may be converted into or exchanged for Partnership Units ranking junior to the Series B Preferred Units as to distributions.

4. ALLOCATIONS. Allocations of the Partnership's items of income, gain, loss and deduction shall be allocated among the holders of Series B Preferred Units in accordance with Article V of the Partnership Agreement.

5. LIQUIDATION PREFERENCE. The Series B Preferred Units shall rank, as to any Liquidation (as herein defined) of the Partnership, prior to any other class of Partnership Units ranking junior to Series B Preferred Units as to rights upon Liquidation, so that in the event of any Liquidation, whether voluntary or involuntary, the holders of the Series B Preferred Units shall be entitled to receive out of the assets of the Partnership available for distribution to holders of Partnership Units, whether from capital, surplus or earnings, before any distribution is made to holders of any other such Junior Units, an amount equal to $25.00 per Series B Preferred Unit plus distributions (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders (the "LIQUIDATION PREFERENCE"). The holders of the Series B Preferred Units will not be entitled to receive the Liquidation Preference until the liquidation preference of any other class of Partnership Units ranking senior to the Series B Preferred Units as to rights upon Liquidation shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the Liquidation Preference, the holders of Series B Preferred Units will not be entitled to any further participation in any distribution of assets by the Partnership. If, upon any Liquidation, the assets of the Partnership, or proceeds thereof, distributable among the holders of Series B

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Preferred Units and any other units of any class or series of Parity Preferred
Units shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributable among such holders of Series B Preferred Units and such Parity Preferred Stock ratably in accordance with the respective amounts which would be payable on such Partnership Units if all amounts payable thereon were paid in full. For the purposes hereof, a "LIQUIDATION" shall mean (a) a dissolution or winding up of the Partnership or the General Partner, whether voluntary or involuntary or (b) a sale or transfer of all or substantially all of the Partnership's or the General Partner's assets other than to an affiliate of the Partnership or the General Partner.

6. CONVERSION. Series B Preferred Units are convertible into shares of common stock of the General Partner, par value $.001 per share (the "COMMON SHARES"). At any time after the Issue Date, each holder of Series B Preferred Units shall have the option, upon not less than thirty days prior written notice to the Partnership, of converting as of a date (a "CONVERSION DATE") set forth in such notice each Series B Preferred Unit held by such holder. In the event that all outstanding Series B Preferred Units are converted into Common Shares at the current conversion price, the holders of such Series B Preferred Units will be entitled to receive, in accordance with the terms and provisions of this Section 6, 454,545 Common Shares. No fractional shares or scrip representing fractions of Common Shares shall be issued upon conversion of the Series B Preferred Units. If a conversion would result in the issuance by the Partnership of a fractional Common Share, then the Series B Preferred Unit holder shall receive cash in lieu of the fractional Common Share.

                  The Conversion Price shall be adjusted from time to time as follows:

              (a) If the General Partner shall after the Issue Date (A) pay a dividend or make a distribution on its shares of capital stock in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into a smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder of any Series B Preferred Unit thereafter surrendered for conversion shall be entitled to receive the number of Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Series B Preferred Unit been converted immediately prior to the record date in the case of a dividend or distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subparagraph (i) shall become effective immediately upon the opening of business on the day next following the record date (subject to paragraph
       (h) below) in the case of a dividend or distribution and shall become effective immediately upon the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

              (b) No adjustment in the Conversion Price shall be required unless such adjustment would require a cumulative increase or decrease of at least 1% in such price; provided, however, that any adjustments that by reason of this subparagraph (ii) are not

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       required to be made shall be carried forward and taken into account in any subsequent adjustment until made. Notwithstanding any other provisions of this Section 6, the General Partner shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of dividends or interest payable on securities of the General Partner and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 6 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this Section 6 to the contrary notwithstanding, the General Partner shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this
       Section 6, as it in its discretion shall determine to be advisable in order that any stock dividends, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash dividends) hereafter made by the General Partner to its stockholders shall not be taxable or, if that is not possible, to determine any income taxes that are otherwise payable because of such event.

                  Whenever the Conversion Price is adjusted as herein provided, the General Partner shall prepare and deliver to the holders of the Series B Preferred Units in a reasonable time period a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date of such adjustment and an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment. The General Partner shall mail such notice and such certificate to the holders of each Series B Preferred Unit at such holder's last address as shown on the records of the General Partner.

                  In any case in which this Section 6 provides that an adjustment shall become effective on the day next following the record date for an event, the General Partner may defer until the occurrence of such event (A) issuing to the holder of any Series A Preferred Unit converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount of cash in lieu of any fraction pursuant to this Section 6.

7. REDEMPTION. The Partnership, at its option, may, upon 15 days' written notice to each holder of Series B Preferred Units (the "REDEMPTION NOTICE"), notify such holders of its intent to redeem for cash on the date specified in the Redemption Notice (the "REDEMPTION DATE") all or part of the outstanding Series B Preferred Units at the Liquidation Preference. Within ten days of its receipt of a Redemption Notice, each holder of Series B Preferred Units shall notify the General Partner whether it intends to exercise its right to convert its Series B Preferred Units into Common Shares, pursuant to Section 6 hereof or to be redeemed at the Liquidation Preference. In the event that any such holder of Series B Preferred Stock fails to respond to the Redemption Notice within such ten-day period, the Partnership shall have the right to redeem the Series B Preferred Units on the terms provided for in the Redemption Notice. Series B Preferred Units shall not be subject to conversion pursuant to this Section 7 if the holder thereof has exercised its option to convert such Series B Preferred Units into Common Shares as provided for in Section 6 above.

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8. VOTING RIGHTS. The holders of Series B Preferred Units shall have no voting rights whatsoever, except for the (i) any voting rights to which they may be entitled under the laws of the State of Delaware, and (ii) as follows:

                  So long as any Series B Preferred Units remain outstanding, the consent of the holders of at least two-thirds of the Series B Preferred Units outstanding at the time and all other classes or series of Preferred Units of the Partnership upon which like voting rights have been conferred and are exercisable (voting together as a class), given in person or by proxy, either in writing or at any meeting called for the purpose, shall be necessary to permit, effect or validate any one or more of the following:

              (a) the issuance or increase of any class or series of Partnership Units ranking prior (as that term is defined in paragraph 2(a) hereof) to the Series B Preferred Units; or

              (b) the amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Partnership Agreement (including this Partnership Unit Designation or any provision hereof), that would materially and adversely affect any power, preference, or special right of the Series B Preferred Units or of the holders thereof;

                  PROVIDED, HOWEVER, that any increase in the number of Series B Preferred Units or any increase or decrease in the number of any class or series of Preferred Units of the Partnership or the creation and issuance of other classes or series of OP Units or Preferred Units of the Partnership, in each case ranking on a parity with or junior to the Series B Preferred Units with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such powers, preferences or special rights.

9. REGISTRATION RIGHTS. Each holder of Series B Preferred Units shall have the registration rights set forth in the Preferred Unit Recipient Agreement executed by such holder of Series B Preferred Units.


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                  IN WITNESS WHEREOF, this Partnership Unit Designation has been duly executed by the General Partner on behalf of the Partnership as of the day and year set forth below.

DATED:  December 24, 1998                   GENERAL PARTNER

                                            KEYSTONE PROPERTY TRUST



                                                By: /s/ Timothy A. Peterson
                                                Name: Timothy A. Peterson
                                                Title: Chief Financial Officer